Rule 10f-3 transaction Form
Acquisition of Securities during Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Bond Allocation Target Shares: Series S
Portfolio   (BATSS)
GuideStone Funds Low Duration Portfolio   (GUIDE)
iShares Barclays 1-3 Year Credit Bond Fund   (ISHCRED1-3)
BlackRock Limited Duration Income Trust   (BLW)
BlackRock Low Duration Bond Portfolio   (BR-LO)

The Offering
Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
09-05-2012

Security Type:
BND/CORP

Issuer
WellPoint, Inc.   (2015)

Selling Underwriter
Citigroup Global Markets Inc.

Affiliated Underwriter(s)
[X] PNC
[X] Other:  PNC & BNY Mellon Capital Markets, LLC for GUIDE only

List of Underwriter(s)
Credit Suisse Securities (USA) LLC,
Citigroup Global Markets Inc.,
Deutsche Bank Securities Inc., Merrill
Lynch, Pierce, Fenner &
Smith Incorporated, UBS Securities LLC,
Wells Fargo Securities, LLC, Morgan
Stanley & Co. LLC, SunTrust Robinson
Humphrey, Inc., U.S. Bancorp
Investments, Inc., J.P. Morgan
Securities LLC, BB&T Capital Markets, a
division of Scott & Stringfellow, LLC,
BNY Mellon Capital Markets, LLC, Fifth
Third Securities, Inc., The Huntington
Investment Company, Mitsubishi UFJ
Securities (USA), Inc., Mizuho
Securities USA Inc., PNC Capital Markets
LLC, SMBC Nikko Capital Markets Limited

Transaction Details
Date of Purchase
09-05-2012

Purchase Price/Share
(per share / % of par)
$ 99.959

Total Commission, Spread or Profit
0.350%

1. Aggregate Principal Amount Purchased (a+b)
$45,000,000

a. US Registered Funds (Appendix attached with individual Fund/Client purchase)
$ 8,416,000

b. Other BlackRock Clients
$ 36,584,000

2. Aggregate Principal Amount of Offering
$ 625,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.072

Legal Requirements
Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[X] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:                      Dillip Behera
Date: 09-07-2012                   Global Syndicate Team Member




Approved by:                       Odette Rajwan
Date: 09-14-2012                   Senior Global Syndicate Team Member